Exhibit 10.2

Execution Version

SENIOR SECURED DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT

dated as of July 14, 2020

Among

HI-CRUSH INC.

as Borrower,

CANTOR FITZGERALD SECURITIES,

as Administrative Agent,

and

THE LENDERS NAMED HEREIN,

as Lenders

$40,000,000

EXHIBITS:

Exhibit A	[Reserved]
Exhibit B	Form of Assignment and Acceptance
Exhibit C	[Reserved]
Exhibit D	Form of Compliance Certificate
Exhibit E	[Reserved]
Exhibit F	[Reserved]
Exhibit G	Form of Guaranty
Exhibit H	Interim Order
Exhibit I	Form of Notice of Borrowing
Exhibit J	Form of Notice of Continuation/Conversion
Exhibit K	Form of Term Note
Exhibit L	Form of Security Agreement
Exhibit M-1	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M-2	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M-3	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M-4	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

SCHEDULES:

Schedule 1.1	Commitments
Schedule 1.1(a)	Existing Letters of Credit
Schedule 4.1	Credit Parties
Schedule 4.5	Real Property
Schedule 4.7	Litigation
Schedule 4.10	Environmental Matters
Schedule 4.11	Subsidiaries
Schedule 5.6	Information for Additional Subsidiaries
Schedule 6.1	Existing Debt
Schedule 6.2	Existing Liens
Schedule 6.3	Existing Investments
Schedule 9.9	Notices

SENIOR SECURED DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT

This SENIOR SECURED DEBTOR-IN-POSSESSION TERM LOAN CREDIT AGREEMENT dated as of July 14, 2020 (the “Agreement”) is among Hi-Crush Inc., a Delaware corporation (the “Borrower”), which is a debtor and debtor-in-possession in a Chapter 11 Case (as defined below), the Lenders (as defined below) and other parties from time to time party hereto, and Cantor Fitzgerald Securities, as Administrative Agent (as defined below) for the Lenders (as defined below).

RECITALS

A. Reference is made to that certain (a) Credit Agreement, dated as of August 1, 2018 (as amended, supplemented, restated or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among the Borrower, the lenders and other parties from time to time party thereto and JPMorgan, as administrative agent and (b) Restructuring Support Agreement, dated as of July 12, 2020, among the Borrower, certain subsidiaries of the Borrower and the Consenting Noteholders (as defined therein) (as amended, supplemented or otherwise modified in a manner satisfactory to the Required Lenders, the “RSA”).

B. Pursuant to the RSA, the Borrower and the other parties thereto have agreed to a restructuring of the Borrower and its Subsidiaries pursuant to the Approved Plan (as defined below).

C. In furtherance of the Approved Plan and the provisions of the RSA, on July 12, 2020 (the “Petition Date”), the Credit Parties filed voluntary petitions to commence cases (the “Chapter 11 Cases”) under title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

D. In connection with the Chapter 11 Cases and the Approved Plan, the Borrower has requested that (x) the Lenders provide a senior secured debtor-in-possession term loan facility in an aggregate principal amount not to exceed $40,000,000 pursuant to this Agreement (the “DIP Term Loan Facility”) and (y) certain other lenders provide a senior secured debtor-in-possession asset-based revolving credit facility with aggregate principal commitments not to exceed $25,000,000 (the “DIP ABL Facility” and, together with the DIP Term Loan Facility, the “DIP Facilities”) pursuant to the DIP ABL Credit Agreement (as defined below).

E. The Lenders have agreed to provide the DIP Term Loan Facility upon the terms and conditions set forth herein.

F. To provide guarantees for the repayment of the Loans and the payment of the other Secured Obligations of the Borrower hereunder and under the other Credit Documents, the Credit Parties are providing to the Administrative Agent and the Lenders, pursuant to this Agreement, the other Credit Documents and the DIP Order, a guarantee from each of the Guarantors of the due and punctual payment and performance of the Secured Obligations of the Borrower hereunder;

G. To provide security for the repayment of the Loans and the payment of the other Secured Obligations of the Borrower hereunder and under the other Credit Documents, the Credit Parties are providing to the Administrative Agent and the Lenders, pursuant to this Agreement, the other Credit Documents and the DIP Order, (i) the Liens granted hereby and thereby, having the priorities set forth in the DIP Order and the Intercreditor Agreement, and (ii) the DIP Superpriority Claims in respect of the Secured Obligations of the Credit Parties.

H. All of the claims and the Liens granted hereunder and pursuant to the DIP Order in the Chapter 11 Cases to the Administrative Agent, the Lenders and the other Secured Parties shall be subject to the Carve-Out, but in each case only to the extent provided in the DIP Order.

I. Pursuant to the terms of the DIP Order, the Liens securing the Secured Obligations shall be valid and perfected Liens.

J. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“13-Week Forecast” has the meaning set forth in Section 5.2(f).

“ABL Priority Collateral” shall mean the “ABL Priority Collateral” (as defined in the Intercreditor Agreement).

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” means a Loan which bears interest based upon the Alternate Base Rate.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens to the extent such Permitted Liens are made superior to such security interest by (i) the DIP Order, (ii) the Intercreditor Agreement or (iii) automatically by operation of law and without the consent of the Administrative Agent or the Lenders), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) is perfected to the extent required by any Credit Document.

“Account” has the meaning set forth in the Security Agreement.

“Acquisition” means the purchase by any Credit Party of (a) any business, division or enterprise or all or substantially all of any Person through the purchase of assets (but, for the avoidance of doubt, excluding purchases of equipment only with no other tangible or intangible property associated with such equipment purchase, unless such purchase of equipment involves all or substantially all the assets of the seller) or (b) Equity Interests of any Person sufficient to cause such Person to become a Subsidiary of a Credit Party.

“Adjusted LIBO Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means CFS in its capacity as administrative agent and collateral agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Administrative Agent Fee Letter” means that certain Fee Letter dated as of the date hereof between the Borrower and CFS.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Aggregate Commitments” means, at any time, the aggregate of the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are equal to $40,000,000.

“Agreement” has the meaning set forth in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.16 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than 2.00%, such rate shall be deemed to be 2.00% for purposes of this Agreement.

“Amegy” means ZB, N.A. DBA Amegy Bank.

“Ancillary Document” has the meaning set forth in Section 9.14.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.19(c).

“Applicable Margin” means, as of any date of determination, (i) in the case of ABR Loans, a percentage per annum equal to 10.00%, and (ii) in the case of Eurodollar Loans, a percentage per annum equal to 11.00%.

“Approved Fund” shall mean any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Plan” means a plan of reorganization consistent with that set forth in the RSA or as otherwise agreed by the Administrative Agent, the Required Lenders and the Borrower.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit B.

“Backstop Agreement” shall mean the “Backstop Purchase Agreement” (as defined in the RSA).

“Backstop Order” shall mean the “Backstop Order” (as defined in the RSA).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services Obligations” has the meaning assigned to such term in the DIP ABL Credit Agreement.

“Bankruptcy Code” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Court” has the meaning assigned to such term in the recitals hereto.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may be a SOFR-Based Rate) that has been selected by the Required Lenders and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the applicable Governmental Authority and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement will be deemed to be 1.00% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Required Lenders and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the applicable Governmental Authority and/or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the applicable rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Borrower determines in good faith may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Borrower or the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Borrower or the Required Lenders determine that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Borrower determines in good faith is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(a) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Screen Rate permanently or indefinitely ceases to provide the LIBO Screen Rate; or

(b) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Screen Rate announcing that such administrator has ceased or will cease to provide the LIBO Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBO Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Screen Rate, in each case which states that the administrator of the LIBO Screen Rate has ceased or will cease to provide the LIBO Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Screen Rate announcing that the LIBO Screen Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 2.16 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 2.16.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrower Materials” has the meaning set forth in Section 5.2(aa).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Loans of a different Type pursuant to Section 2.3(c).

“Budget” means a written budget for the period from the Petition Date through the Scheduled Maturity Date setting forth on a line-item basis the Credit Parties’ projected cash receipts and cash disbursements, including, without limitation, disbursements on account of the reasonable and documented fees and expenses of the Lender Advisors, on a weekly basis, which budget shall be in form and substance acceptable to the Required Lenders and which budget shall be updated every four weeks in form and substance acceptable to the Required Lenders. To the extent that any updated Budget is not acceptable to the Required Lenders, the then-existent approved budget will remain the “Budget” until replaced by an updated budget that is acceptable to the Required Lenders. Concurrently with the delivery of each updated budget, the Borrower shall deliver to the Administrative Agent a certificate of a financial officer of the Borrower stating that such Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower in connection therewith (such certificate a “Budget Certificate”).

“Budget Certificate has the meaning assigned to such term in the definition of “Budget”.

“Business Day” means a day (a) other than a Saturday, Sunday, or other day on which banks are required or permitted to be closed under the laws of, or are in fact closed in, Texas or New York, and (b) if the applicable Business Day relates to any Eurodollar Loans, on which dealings are carried on by commercial banks in the London interbank market.

“Canadian Subs” means, collectively, (a) Hi-Crush Canada Distribution Corp., a company incorporated under the Business Corporations Act of the Province of British Columbia and (b) FB Industries Inc., a Manitoba corporation.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person.

“Capital Leases” means, subject to Section 1.3(d)(iii), for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Carve-Out” has the meaning assigned to such term in the applicable DIP Order.

“Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificated Equipment” means any equipment the ownership of which is evidenced by, or under applicable Legal Requirement, is required to be evidenced by, a certificate of title.

“CFS” means Cantor Fitzgerald Securities, a New York general partnership.

“Change in Control” means the occurrence of any of the following events:

(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(ii) the acquisition of direct or indirect Control of the Borrower by any Person or group;

(iii) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (A) directors of the Borrower on the date of this Agreement, nominated or appointed by the board of directors of the Borrower or (B) appointed by directors so nominated or appointed; or

(iv) a “change of control” (or similar term or concept) occurs under the documentation related to the DIP ABL Facility.

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” has the meaning assigned to such term in the recitals hereto.

“Closing Date” has the meaning assigned to such term in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means all property of the Credit Parties which is “Collateral” (as defined in the Security Agreement) and any and all other property of any Credit Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Secured Parties, to secure the Obligations.

“Commitment” means, for each Lender, such Lender’s Initial Commitment and/or Delayed Draw Commitment, as applicable, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register; provided that, after the Maturity Date, the Commitment for each Lender shall be zero.

“Commodities Account” has the meaning set forth in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit D.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Required Lenders in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the relevant Governmental Authority for determining compounded SOFR; provided that:

(2)

if, and to the extent that, the Required Lenders determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Required Lenders determine in their reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Confirmation Order” means an order, in form and substance satisfactory to the Administrative Agent and the Required Lenders, confirming the Approved Plan.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of another Type pursuant to Section 2.3(c).

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the LIBO Rate.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.25(b).

“Credit Documents” means this Agreement, the Term Notes, the Guaranty, the Notices of Borrowing, the Notices of Continuation or Conversion, the Security Documents, the Administrative Agent Fee Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“DDTL Funding Date” has the meaning assigned to such term in Section 2.1(a).

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement; (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above; (k) indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) secured by any Lien on or in respect of any Property of such Person; and (l) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means a per annum rate equal to (i) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in Sections 2.7(a) or (b), and (ii) in the case of any other Obligation, 2.00% plus the non-default rate applicable to ABR Loans provided hereunder.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [reserved] or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement, (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed to confirm in writing to the Administrative Agent, for at least three Business Days, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error.

“Delayed Draw Commitment” means, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1. The aggregate amount of the Lenders’ Delayed Draw Commitments on the Closing Date is $20,000,000.

“Delayed Draw Term Loan” has the meaning assigned to such term in Section 2.1(a).

“Delayed Draw Upfront Fee” has the meaning assigned to such term in Section 2.6(a).

“Deposit Account” has the meaning set forth in the UCC.

“DIP ABL Agent” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors, as administrative agent of the DIP ABL Facility.

“DIP ABL Credit Agreement” means that certain Senior Secured Debtor-in-Possession Credit Agreement dated of even date herewith among the Borrower, the lenders and other parties thereto from time to time and the DIP ABL Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“DIP ABL Facility” has the meaning assigned to such term in the recitals hereto.

“DIP Facilities” has the meaning assigned to such term in the recitals hereto.

“DIP Order” means the Interim Order and/or the Final Order, as applicable.

“DIP Superpriority Claims” shall have the meaning assigned to such term in the relevant DIP Order.

“DIP Term Loan Facility” has the meaning assigned to such term in the recitals hereto. “Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Maturity Date.

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, any of its Subsidiaries that (a) is incorporated or organized under the laws of the United States, any State thereof or the District of Columbia or (b) could provide a guarantee of the Obligations without any material adverse federal income tax consequences to the Borrower (including by constituting an investment of earnings in United States property under Section 956 (or any successor provision) of the Code and, therefore, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Code).

“Early Opt-in Election” means the occurrence of:

(1) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.16 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision by the Required Lenders of written notice of such election to the Administrative Agent (with a copy to the Borrower).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” ” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender), (b) any Affiliate of a Lender, (c) any Approved Fund of a Lender or (d) any other Person (other than a natural Person); provided, however, that neither the Borrower nor any of its Affiliates shall qualify as an Eligible Assignee.

“Environment” shall have the meanings set forth in 42 U.S.C. 9601(8).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, human health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Loan” means a Loan that bears interest based upon the LIBO Rate.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means the letters of credit issued by Amegy and set forth on the attached Schedule 1.1(a).

“Exit Fee” has the meaning assigned to such term in Section 2.6(b).

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Final Order” means the order or judgment of the Bankruptcy Court in substantially in the form of the Interim Order with such changes as are acceptable to the Required Lenders.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Final Order Entry Deadline” means, as to the Final Order, entry thereof by the Bankruptcy Court on or before the date that is twenty-five (25) days following the Petition Date.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means any Person that now or hereafter is party to a Guaranty.

“Guaranty” means the Guaranty Agreement executed and delivered in substantially the same form as Exhibit G.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Income Tax Expense” means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes (including without limitation Texas franchise taxes) paid or due to be paid during such period.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.2(a).

“Information” has the meaning assigned to such term in Section 9.8.

“Initial Commitment” means, with respect to each Lender, the commitment of such Lender to make the Initial Term Loan to the Borrower in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1. The aggregate amount of the Lenders’ Initial Commitments on the Closing Date is $20,000,000.

“Initial Financial Statements” means the audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2019 and the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2020, in each case including statements of income, retained earnings, changes in equity and cash flow for such fiscal period as well as a balance sheet as of the end of each such fiscal period, all prepared in accordance with GAAP.

“Initial Term Loan” has the meaning assigned to such term in Section 2.1(a).

“Initial Upfront Fee” has the meaning assigned to such term in Section 2.6(a).

“Intercreditor Agreement” means the Intercreditor Agreement of even date herewith among the Administrative Agent and the DIP ABL Agent, as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each calendar month and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to the borrowing of which such Loan is a part, on the date any Eurodollar Loan is repaid and the Maturity Date (in each case unless any such date shall not be a Business Day in which case such payment shall be made on the next succeeding Business Day).

“Interest Period” means for each Eurodollar Loan comprising part of the same Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that, if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; provided, further, that the Borrower may not select any Interest Period for any Loan which ends after the Scheduled Maturity Date.

“Interim Order” means the order or judgment of the Bankruptcy Court as entered on the docket of the Bankruptcy Court in the Cases substantially in the form of Exhibit H and otherwise acceptable to the Administrative Agent and the Required Lenders.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Required Lenders (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment” has the meaning set forth in Section 6.3.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Advisors” means Paul, Weiss, Rifkind, Wharton & Garrison, LLP, Porter Hedges LLP and Moelis & Company.

“Lender Party” means the Administrative Agent or any Lender.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.13 and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, with respect to any Borrowing of Eurodollar Loans for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Borrowing of Eurodollar Loans for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a

Reuters page or screen, on any successor or substitute page on such screen that displays such rate), or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (including, without limitation, Wall Street Office), provided that if the LIBO Screen Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing Clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the DIP ABL Administrative Agent or its Affiliates and approved by the DIP ABL Administrative Agent. All the Liquid Investments described in Clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Liquidity” means, as of any date of determination, the aggregate daily closing balance of the sum of (a) the aggregate amount of unrestricted cash and cash equivalents of the Borrower and the other Credit Parties at such time and (b) the aggregate amount of cash that is restricted under the DIP ABL Facility.

“Loan” means any Term Loan.

“Material Adverse Change” means any event, development or circumstance (other than (a) in the case of the Credit Parties, (i) any matters disclosed in any “first day” pleadings or declarations and (ii) the effect of filing the Chapter 11 Cases, the events and conditions related to, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents or the DIP Order, and (b) in the case of the Credit Parties, taking into account the effect of the automatic stay under the Bankruptcy Code) that has had or could reasonably be expected to have a material adverse effect (A) on the business, assets, operations, Property or financial condition of the Borrower and its Subsidiaries, taken as a whole; (B) on the validity or enforceability of this Agreement or any of the other Credit Documents; (C) on any Credit Party’s ability to perform its obligations under this Agreement, any Term Note, the Guaranty or any other Credit Document; (D) in any right or remedy of any Secured Party under any Credit Document; or (E) the Collateral, or the Administrative Agent’s liens (on behalf of itself and the Secured Parties) on the Collateral or the priority of such Liens.

“Material Contract” means each of (a) the Senior Notes, (b) the DIP ABL Credit Agreement, (c) the RSA, (d) the Backstop Agreement and (e) any contract of the Borrower and its consolidated Subsidiaries to which at least 10% of the Borrower’s consolidated revenue for the four-fiscal quarter period most recently ended is attributable, in each case, as each such contract is amended, restated, supplemented or otherwise modified from time to time.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the date on which the Plan becomes effective, (c) the date of the closing of a sale of all or substantially all of the assets of the Credit Parties under section 363 of the Bankruptcy Code or otherwise, and (d) the date all of the Loans become due and payable under the Credit Documents, whether by acceleration or otherwise.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Milestones” shall have the meaning assigned to such term in the RSA.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Required Lenders executed by any Credit Party to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means with respect to any Prepayment Event, all cash and Liquid Investments received in respect of such Prepayment Event after (a) payment of, or provision for, all brokerage commissions and other reasonable out of pocket fees and expenses actually incurred (including attorneys’, accountants’, investment bankers’, consultants’ or other customary fees and expenses); (b) payment of any outstanding obligations relating to such Property paid in connection with any such Prepayment Event; and (c) taxes paid or reasonably estimated to be payable within one year after such Prepayment Event as a result thereof and as a result of any gain recognized in connection therewith.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write up or write down of assets and (b) the cumulative effect of any change in GAAP.

“Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit I.

“Notice of Continuation or Conversion” means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit J.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all principal, interest (including post-petition interest), fees (including any Exit Fee and the Upfront Fees), reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders or the Administrative Agent under this Agreement and the Credit Documents, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Lease” means any lease that constitutes an operating lease under GAAP.

“Organization Documents” means (a) for any corporation, the certificate or articles of incorporation and the bylaws, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership or (c) for any limited liability company, the operating agreement and articles or certificates of formation of incorporation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant Register” has the meaning set forth in Section 9.7(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“Petition Date” has the meaning assigned to such term in the recitals hereto.

“Plan” means an employee benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), maintained or contributed to by the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning assigned to such term in Section 5.2(aa).

“Prepayment Event” means (i) the sale, transfer or other disposition of assets by the Borrower or its Subsidiaries in a single transaction or series of related transactions that yields Net Cash Proceeds other than asset sales permitted by Section 6.8, (ii) the receipt of any Net Cash Proceeds by any Person from the issuance of any Debt by the Borrower or any Subsidiary not permitted hereunder and (iii) the receipt by the Borrower or any Subsidiary of Net Cash Proceeds in respect of one or more Casualty Events.

“Prime Rate” means the rate of interest last quoted by Wall Street Office as the “Prime Rate” in the U.S. or, if Wall Street Office ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Required Lenders) or any similar release by the Federal Reserve Board (as determined by the Required Lenders). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Professional Fees” means “Allowed Professional Fees” (as defined in the DIP Order).

“Projections” has the meaning set forth in Section 5.2(g).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means, at any time with respect to any Lender, (a) the ratio (expressed as a percentage) of such Lender’s Commitment at such time to the Aggregate Commitments at such time, or (b) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Loans at such time to the total aggregate outstanding Loans at such time.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 5.2(aa).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.25(a).

“Railcar Lease” shall have the meaning ascribed to such term in the RSA.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 9.7(b).

“Registration Statement” means that Registration Statement on Form S-1 (File No. 333-182574) filed by the Borrower with the SEC, amended as of August 21, 2012.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Required Lenders” means, at any time, the Lenders (other than Defaulting Lenders) the sum of whose outstanding Term Loans and unfunded Commitments at such time represents at least two-thirds (2/3) of the sum of all outstanding Term Loans and unfunded Commitments of Lenders (other than Defaulting Lenders).

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, or Chief Financial Officer, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, or Chief Financial Officer, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or other distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person.

“RSA” has the meaning assigned to such term in the recitals.

“RSA Effective Date” means the date on which the RSA is signed and the terms of which become effective.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b) of this definition or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority.

“Sand Reserves” means (a) at any particular time, the estimated quantities of sand which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years under then existing economic and operating conditions (i.e., prices and costs as of the date of the estimate is made) and (b) any fee mineral interests, term mineral interests, leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted sand in, under, or attributable to the properties described in the foregoing clause (a).

“Scheduled Maturity Date” means January 12, 2021.

“SEC” means, the Securities and Exchange Commission.

“Secured Obligations” means the Obligations.

“Secured Parties” means the Administrative Agent and the Lenders.

“Securities Account” has the meaning set forth in the UCC.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit L.

“Security Documents” means, collectively, the Mortgages, Security Agreement, the Intercreditor Agreement and any and all other instruments, documents or agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

“Senior Notes” has the meaning assigned to such term in the RSA.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Lender” has the meaning set forth in Section 2.13.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Superpriority Claim” means a claim against a Credit Party in any of the Chapter 11 Cases that is a superpriority administrative expense claim having priority over any or all administrative expenses and other claims of the kind specified in, or otherwise arising or ordered under, any sections of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) and/or 726 thereof), whether or not such claim or expenses may become secured by a judgment Lien or other non-consensual Lien, levy or attachment.

“Tax Group” has the meaning assigned to it in Section 4.13.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower, (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any member of the Controlled Group, or (g) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Term Loan” shall mean (i) an Initial Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a) and (ii) a Delayed Draw Term Loan made by a Lender to the Borrower pursuant to Section 2.01(a).

“Term Loan Priority Collateral” shall mean the “Term Loan Priority Collateral” (as defined in the Intercreditor Agreement).

“Term Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Commitment, in substantially the same form as Exhibit K, evidencing indebtedness of the Borrower to such Lender resulting from Loans owing to such Lender.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the relevant Governmental Authority.

“Testing Date” has the meaning assigned to such term in Section 6.20.

“Testing Period” has the meaning assigned to such term in Section 6.20.

“Type” has the meaning set forth in Section 1.4.

“UCC” means the Uniform Commercial Code, as in effect in the State of New York, as the same may be amended from time to time.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Upfront Fees” has the meaning assigned to such term in Section 2.6(a).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.25.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.12(f)(ii)(B)(3).

“Unfunded Loans” has the meaning assigned to such term in Section 2.11(a).

“Variance and Liquidity Report” means a line-by-line report in a form reasonably satisfactory to the Required Lenders (a) detailing any variance (whether plus or minus and expressed as a percentage) between (x) the actual aggregate cash expenses and disbursements other than Professional Fees made during the relevant Testing Period by the Borrower and its Subsidiaries against the projected aggregate cash expenses and disbursements other than Professional Fees set forth in the Budget for the relevant Testing Period, (y) the actual total cash receipts received during the relevant Testing Period by the Borrower and its Subsidiaries against the projected total cash receipts set forth in the Budget for the relevant Testing Period, and (z) the actual aggregate amount of Capital Expenditures made during the relevant Testing Period by the Borrower and its Subsidiaries against the projected aggregate amount of Capital Expenditures set forth in the Budget for the relevant Testing Period, (b) certifying as to whether a Default has occurred since the last date on which a Variance and Liquidity Report was delivered and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (c) certifying that the Borrower has been in compliance with Section 6.16 and Section 6.20 as required therein since the last date on which a Variance and Liquidity Report was delivered.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3. Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Initial Financial Statements.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Initial Financial Statements.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Effective Date (as defined in the Existing Credit Agreement) in accordance with GAAP and any similar lease entered into after the Effective Date (as defined in the Existing Credit Agreement) by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease; provided that, notwithstanding the foregoing, all financial statements of the Credit Parties with respect to operating leases shall be calculated as required by and in accordance with GAAP.

Section 1.4. Types of Loans. Loans are distinguished by “Type”. The “Type” of a Loan refers to the determination of whether such Loan is an ABR Loan or a Eurodollar Loan.

Section 1.5. Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement. Terms defined in the UCC which are not otherwise defined in this Agreement or in any other Credit Document, as applicable, are used herein and/or therein as defined in the UCC.

Section 1.6. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE 2

CREDIT FACILITIES

Section 2.1. Commitments.

(a) Commitment. Each Lender severally agrees, subject to the terms and conditions set forth in this Agreement and in the DIP Order, (i) following the Interim Order Entry Date and the satisfaction of the conditions to lending set forth in Section 3.1, to make a term loan in Dollars to the Borrower in a single Borrowing on the Closing Date in an aggregate principal amount not to exceed such Lender’s Initial Commitment (each, an “Initial Term Loan”) and (ii) on and after the Final Order Entry Date and the satisfaction of the conditions to lending set forth in Section 3.2 as of the date each Delayed Draw Term Loan (as defined below) is made (each such date, a “DDTL Funding Date”), to make up to two additional delayed draw term loans in Dollars to the Borrower in separate Borrowings (each, a “Delayed Draw Term Loan” and together, the “Delayed Draw Term Loans”), in an aggregate amount not to exceed such Lender’s Delayed Draw Commitment. Once funded, each Initial Term Loan and each Delayed Draw Term Loan shall be a “Loan” and a “Term Loan” for all purposes under this Agreement and the other Credit Documents. Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) [Reserved].

(c) Term Notes. The indebtedness of the Borrower to each Lender resulting from Loans owing to such Lender shall be evidenced by a Term Note if so requested by such Lender.

Section 2.2. [Reserved].

Section 2.3. Loans.

(a) Generally.

(i) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(ii) Subject to Section 2.16, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(iii) Each Borrowing of Delayed Draw Term Loans shall be in an aggregate amount of not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof; provided that the second Borrowing of Delayed Draw Term Loans may be in an aggregate amount that is equal to the remaining amount of the aggregate Delayed Draw Commitments. Each Borrowing of Loans shall consist of Loans of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four (4) Eurodollar Borrowings outstanding.

(iv) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(b) Notice. Each Borrowing, shall be made pursuant to the applicable Notice of Borrowing submitted by the Borrower to the Administrative Agent not later than (i) 11:00 a.m. (New York, New York time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Loan or (ii) 11:00 a.m. (New York, New York time) on the Business Day prior to the date of the proposed Borrowing, in the case of a ABR Loan, and provided that with respect to the Borrowings on the Closing Date, any such notice may be given one Business Day in advance of the Closing Date (or on such shorter notice as the Required Lenders may otherwise agree) by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by electronic mail. Each Notice of Borrowing shall be submitted by electronic mail, specifying (A) the requested date of such Borrowing, which shall be a Business Day, (B) the requested Type of Loans comprising such Borrowing, (C) the aggregate amount of such Borrowing, (D) if such Borrowing is to be comprised of Eurodollar Loans, the requested Interest Period to be applicable to each such Loan, which shall be a period contemplated by the definition of the term “Interest Period”, (E) that the intended use of proceeds of such Borrowing are in accordance with the Budget; and (F) the wire instructions for which funds are to be disbursed. Each Lender shall, before 1:00 p.m. (New York, New York time) on the date of such Borrowing (or, in the case of Borrowings on the Closing Date, 3:00 p.m. (New York, New York time)), make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9 or such other location as the Administrative Agent may specify by notice to the Lenders, solely by wire transfer of immediately available funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower designated by the Borrower in the applicable Notice of Borrowing.

(c) Conversions and Continuations. In order to elect to Convert or continue a Loan under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent’s office no later than 12:00 p.m. (New York, New York time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a ABR Loan and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Loan. Each such Notice of Continuation or Conversion shall be in writing or by electronic mail, specifying (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the amount and Type of the Loan to be Converted or continued, (C) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Loan, and (D) in the case of a Conversion to, or a continuation of, a Eurodollar Loan, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Eurodollar Loan, notify each Lender of the applicable interest rate under Section 2.7(b). The portion of Loans comprising part of the same Borrowing that are Converted to Loans of another Type shall constitute a new Borrowing. If the Borrower fails to deliver a timely Notice of Continuation or Conversion with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(d) Certain Limitations.

(i) Notwithstanding anything in paragraphs (a) and (b) above, at no time shall there be more than four Interest Periods applicable to outstanding Eurodollar Loans;

(ii) the Borrower may not select Eurodollar Loans for any Borrowing at any time when an Event of Default has occurred and is continuing;

(iii) if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Loans or to fund or maintain Eurodollar Loans, (A) the obligation of such Lender to make such Eurodollar Loan as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender’s portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Loans shall be made in the form of a ABR Loan, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv) if the Required Lenders shall notify the Administrative Agent that the LIBO Rate for Eurodollar Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Loans, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Loans for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent (at the direction of the Required Lenders) shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be an ABR Loan; and

(v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Loans in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will be made available to the Borrower on the date of such Borrowing as Eurodollar Loans with an Interest Period duration of one month or, in the case of continuation of an existing Loan, Convert into ABR Loans.

(e) Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder shall be irrevocable and binding on the Borrower; provided that a Notice of Borrowing may be conditioned on the effectiveness of the Closing Date or any DIP Order.

(f) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption (but without obligation), make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.4. Prepayments.

(a) Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Loan except as provided in this Section 2.4 and all notices given pursuant to this Section 2.4 shall, except as provided in this Section 2.4, be irrevocable and binding upon the Borrower. Each payment of any Loan pursuant to this Section 2.4 shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part other than Loans owing to a Defaulting Lender as provided in Section 2.14.

(b) Optional. The Borrower may elect to prepay any of the Loans, subject to the Exit Fee set forth in Section 2.6(b), in whole or in part without penalty or premium except as set forth in Section 2.9 and after giving by 11:00 a.m. (New York, New York time) at least two Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice to prepay any Loans if such repayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by the Exit Fee set forth in Section 2.6(b), accrued interest to the extent required by Section 2.7 and any break funding payments required by Section 2.9. If any such notice is given, the Borrower shall prepay Loans comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof and (B) each optional prepayment of ABR Loans shall be in a minimum amount not less than $500,000 and in multiple integrals of $50,000 in excess thereof. Notwithstanding the foregoing, the Borrower may (subject to payment to the Lenders of any applicable amounts under Section 2.9 hereof) rescind or postpone any notice of prepayment under this Section 2.4(b) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or shall otherwise be delayed.

(c) Mandatory.

(i) [Reserved].

(ii) If any Credit Party receives any Net Cash Proceeds in respect of any Prepayment Event, then the Borrower shall, no later than three Business Days following the receipt thereof, apply (A) in respect of any sale, transfer or other disposition of Term Loan Priority Collateral or receipt of Net Cash Proceeds in connection with a Casualty Event involving Term Loan Priority Collateral, an amount equal to 100% of such Net Cash Proceeds to prepay to the Lenders on a pro rata basis the outstanding principal amount of the Loans, and (B) in respect of any other Prepayment Event, an amount equal to 100% of such Net Cash Proceeds that were not used to prepay the DIP ABL Facility.

(iii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made at least two Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment, the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.4 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.9 as a result of such prepayment being made on such date.

Section 2.5. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date. Upon the Maturity Date of any of the Secured Obligations under this Agreement or any of the other Credit Documents, the Lenders shall be entitled to immediate payment of such Secured Obligations without further application to or order of the Bankruptcy Court.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.5 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

Section 2.6. Fees.

(a) Upfront Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender with Commitments as of the Closing Date, an upfront fee (or to issue Initial Term Loans with original issue discount) of 2.00% of the aggregate principal amount of such Lender’s Commitments as of the Closing Date (immediately prior to giving effect to any reduction thereof) (the “Upfront Fee”), which shall be earned and due and payable on, and subject to the occurrence of, the Closing Date by adding such Upfront Fee to the aggregate principal amount of Initial Term Loans funded by such Lender on the Closing Date.

(b) Exit Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, an exit fee (the “Exit Fee”) in an aggregate amount equal to (1) with respect to any Term Loan or undrawn Commitments outstanding under this Agreement on the Maturity Date, 2.00% of the aggregate principal amount of such outstanding Term Loans or such undrawn Commitments, which Exit Fee shall be payable in cash on the Maturity Date and (2) with respect to any (x) Term Loans that are paid, repaid or prepaid prior to the Maturity Date or (y) Commitments that are terminated or otherwise cancelled prior to the Maturity Date (other than as a result of a Borrowing of Term Loans), 2.00% of the aggregate principal amount of Term Loans so paid, repaid or prepaid and such Commitments so terminated or cancelled, which Exit Fee shall be payable in cash on the date of such payment, repayment, prepayment, termination or cancellation. The Exit Fee shall be fully earned and paid on the dates due, in immediately available funds, to the Administrative Agent, and shall not be refundable under any circumstances.

(c) Administrative Agent Fee Letter. The Borrower agrees to pay the fees set forth in the Administrative Agent Fee Letter, in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower and the Administrative Agent in writing.

Section 2.7. Interest.

(a) ABR Loans. Each ABR Loan shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Margin for ABR Loans for such period. Subject to the following clause (c), the Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender’s Loans which are ABR Loans on the applicable Interest Payment Date.

(b) Eurodollar Loans. Each Eurodollar Loan shall bear interest during its Interest Period equal to at all times the LIBO Rate for such Interest Period plus the Applicable Margin for Eurodollar Loans for such period. Subject to the following clause (c), the Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender’s Eurodollar Loans on the applicable Interest Payment Date.

(c) Payment In Kind. Notwithstanding anything herein to the contrary or otherwise, the Borrower shall (unless it shall elect otherwise in a written notice delivered to the Administrative Agent at least two Business Days prior to the applicable Interest Payment Date) pay interest on the Term Loans on each Interest Payment Date by increasing the principal amount of the outstanding Term Loans on such Interest Payment Date by the amount of accrued but unpaid interest then due.

(d) Default Rate. Notwithstanding the foregoing, (i) upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.7(d) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand, and if no express demand is made, then due and payable on the otherwise required interest payment dates hereunder.

Section 2.8. Illegality. If any Lender shall notify the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Loans of such Lender then outstanding hereunder, (a) all Eurodollar Loans of such Lender that are then the subject of any Notice of Borrowing and that cannot be lawfully funded shall be funded as ABR Loans of such Lender, (b) all Eurodollar Loans of such Lender shall be Converted automatically to ABR Loans of such Lender on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as required by such change in circumstances, and (c) the right of the Borrower to select Eurodollar Loans from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.9. Breakage Costs. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.4(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.10. Increased Costs.

(a) Eurodollar Loans. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Connection Income Taxes and (C) Taxes described in Clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iv) impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Term Notes or any of such extensions of credit or liabilities or commitments;

(v) and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender, or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.10 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. Any Lender claiming compensation under this Section 2.10 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.10 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.11. Payments and Computations.

(a) Payments. All payments of principal, interest (subject to Section 2.7(c)), and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Loans that such Defaulting Lender failed to fund to the Borrower under this Agreement (the “Unfunded Loans”) so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Loans made by the Non-Defaulting Lenders as part of the original Borrowing to which the Unfunded Loans applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Loans under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Loans shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Term Notes not later than 2:00 p.m. (New York, New York time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Term Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.8. 2.9, 2.10, 2.12, 2.13, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Computations. All computations of interest for ABR Loans based upon the Alternate Base Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans made by it in excess of its ratable share of payments on account of the Loans obtained by the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.14, the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the last sentence of this clause (e)), such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Loans made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund a Loan with respect to a Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Loans, then, after taking into account any setoffs made pursuant to Section 2.11(a) above, such payment shall be applied among the Non-Defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Loans and the balance of such repayment shall be applied among the Lenders in accordance with their Pro Rata Share. The provisions of this Section 2.11(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11(e) shall apply).

(f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.12. Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by or account of any obligation of any Credit Party under any of the Credit Documents shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Legal Requirements. If any applicable Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by an applicable Withholding Agent, then such Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Other Taxes. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification The Borrower will indemnify each Recipient, within 10 days after written demand therefor, for the full amount of Indemnified Taxes (including, without limitation, any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12(c)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, a Recipient shall not be indemnified for any Indemnified Taxes under this Section 2.12 unless such Recipient shall make written demand on Borrower for such reimbursement no later than one year after the date on which a court of competent jurisdiction rules in a final, non-appealable judgment that the relevant payment related to such Indemnified Tax is required be paid by such Recipient.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Tax Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent and the affected Lender.

(f) Withholding Reduction or Exemption. (i) Each Lender that is entitled to an exemption from, or a reduction of, withholding Tax with respect to payments under this Agreement or under any other Credit Document shall, to the extent that it is legally entitled to do so, deliver to the Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender shall, if reasonably requested by the Borrower and to the extent that it is legally entitled to do so, deliver to Borrower (with a copy to the Administrative Agent), on or before the date it becomes a party to this Agreement and from time to time thereafter at the time or times prescribed by applicable Legal Requirements or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (B) and, (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN; or;

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Indemnified Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.12; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such selection or change.

(h) Tax Credits and Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

(j) Definitions. For purposes of this Section 2.12, the term “applicable Legal Requirements” includes FATCA.

Section 2.13. Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.10 or 2.12 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert ABR Loans into, Eurodollar Loans shall be suspended pursuant to Section 2.3(d)(iii) or Section 2.8, or (c) any Lender is a Defaulting Lender (any such Lender described in any of the preceding clauses (a) — (c), being a “Subject Lender”), then (i) in the case of a Defaulting Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C) in the case of any such assignment resulting from a claim for compensation under Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter; and

(D) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.13 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.14.

Section 2.14. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [reserved]; and

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Sections 9.3(a) and 9.3(b)) and the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.3) or under any other Credit Document; provided, that, except as otherwise provided in Section 9.3, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

Section 2.15. [Reserved].

Section 2.16. Alternate Rate of Interest.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent in consultation with the Required Lenders determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Continuation or Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) if any Notice of Borrowing requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may, and shall use good faith efforts to, amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any proposed amendment containing any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBO Rate with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will join with the Borrower in any amendment implementing Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement except as may be required by the definition of Benchmark Replacement Conforming Changes; provided that in the event of any ambiguity the Administrative Agent shall be entitled to seek the consent of Required Lenders and may refrain from executing such amendment until such consent is received.

(d) The Administrative Agent (at the direction of the Required Lenders) will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.16.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any Notice of Continuation or Conversion that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Notice of Borrowing requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.17. [Reserved].

Section 2.18. Priority and Liens. The Credit Parties hereby covenant, represent and warrant that, upon entry of the DIP Order, the Secured Obligations of the Credit Parties hereunder and under the other Credit Documents and the DIP Order, shall have the priority and liens set forth in the DIP Order and the Intercreditor Agreement, subject to the Carve-Out as described therein.

Section 2.19. No Discharge; Survival of Claims. The Borrower and each Guarantor agrees, unless otherwise agreed by each directly and adversely affected Lender, that (a) any Confirmation Order entered in the Chapter 11 Cases shall not discharge or otherwise affect in any way any of the Secured Obligations of the Credit Parties to the Secured Parties under this Agreement and the related Credit Documents, other than after the payment in full in cash to the Secured Parties of all Secured Obligations under the DIP Term Loan Facility and the related Credit Documents on or before the effective date of a plan of reorganization and termination of the Commitments and (b) to the extent its Secured Obligations hereunder and under the other Credit Documents are not satisfied in full, (i) its Secured Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Credit Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the DIP Superpriority Claims granted to the Administrative Agent, the Lenders pursuant to the DIP Order and the Liens granted to the Administrative Agent pursuant to the DIP Order shall not be affected in any manner by the entry of a Confirmation Order.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to Closing Date. This Agreement and the obligations of the Lenders to make Term Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.3) (such date, the “Closing Date”):

(a) Documentation. The Administrative Agent shall have received the following and, if applicable, they shall be duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (which, subject to Section 9.14, may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page):

(i) this Agreement and all attached Exhibits and Schedules and, if requested, the Term Notes payable to the order of each applicable Lender;

(ii) the Guaranty;

(iii) the Security Agreement, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv) the DIP ABL Documents;

(v) the Intercreditor Agreement;

(vi) [reserved];

(vii) a certificate from an authorized officer of the Borrower dated as of the Closing Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct, (B) no Default has occurred and is continuing; and (C) the conditions precedent set forth in Section 3.1(b) and (e) have been met;

(viii) a secretary’s certificate from each Credit Party certifying such Person’s (A) officers’ incumbency, (B) resolutions of its Board of Directors, members, general partner or other body authorizing the execution, delivery and performance of the Credit Documents to which it is a party, and (C) Organization Documents;

(ix) certificates of good standing (or the substantive equivalent available) for each Credit Party from the appropriate governmental officer in each jurisdiction in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Closing Date or (B) otherwise effective on the Closing Date;

(x) [Reserved]; and

(xi) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby. Any consents or authorizations received pursuant to this Section 3.1(b) shall be on reasonably satisfactory terms and shall be in full force and effect on the Closing Date.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, as of such earlier date.

(d) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid (including the Initial Upfront Fee), and all expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of the Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(e) Other Proceedings. There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or threatened in writing in any court or before any arbitrator or governmental instrumentality (other than the Chapter 11 Cases) that could reasonably be expected to cause a Material Adverse Change.

(f) [Reserved].

(g) Material Adverse Change. Since the RSA Effective Date, there shall not have occurred any event, change, condition, or circumstance that has caused, or that could reasonably be expected to cause, a Material Adverse Change, other than as a result of those events leading up to and following commencement of the Chapter 11 Cases.

(h) DIP ABL Facility Conditions Precedent. The DIP ABL shall become effective substantially contemporaneously with the effectiveness of this Agreement.

(i) Restructuring Support Agreement. The RSA shall have been executed and shall be in full force and effect.

(j) Chapter 11 Cases. (i) The Chapter 11 Cases shall have been commenced and (ii) the motion to approve the Interim Order, and all “first day orders” entered at the time of commencement of the Chapter 11 Cases shall be satisfactory in form and substance to the Required Lenders.

(k) Interim Order. Not later than three (3) Business Days following the Petition Date, the Administrative Agent shall have received a signed copy of the Interim Order entered by the Bankruptcy Court, authorizing and approving the making of the Term Loans and the granting of superiority claims and liens contemplated herein and in the other Credit Documents, which Interim Order shall be acceptable in form and substance to the Required Lenders in their sole discretion, and such Interim Order shall not have been vacated, reversed, modified, amended or stayed.

(l) Acceptable Security Interest. The Administrative Agent for the benefit of the Secured Parties shall have an Acceptable Security Interest in substantially all of the assets of the Credit Parties pursuant to the Interim Order.

(m) KYC; USA Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information that is required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, for each Credit Party, in each case no later than three (3) Business Days prior to the Closing Date to the extent reasonably requested by the Lenders at least ten (10) Business Days in advance of the Closing Date. To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Days prior to the Closing Date, the Administrative Agent and any Lenders who have provided a written request therefor shall have received a Beneficial Ownership Certification with respect to the Borrower.

(n) Initial Budget. The Administrative Agent and the Lenders shall have received the initial Budget, which shall be in a form and substance satisfactory to the Lenders, together with the Budget Certificate.

(o) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with (including the applicable notice periods set forth in) Section 2.3(b).

(p) [Reserved].

(q) Other Debt. On the Closing Date, neither the Borrower nor any of its Subsidiaries shall have any Debt other than (i) the Loans made under this Agreement on the Closing Date, (ii) Senior Notes outstanding on the Petition Date, (iii) any Debt in respect of the DIP ABL Facility, including any letters of credit issued thereunder, and (iv) Debt incurred in the ordinary course in respect of (x) existing Capital Leases, (y) trade payables (including any notes issued in respect thereof), and (x) existing Banking Services Obligations.

(r) Liens. The Required Lenders shall have received evidence satisfactory to them that there are no Liens encumbering any of the Credit Parties’ respective Property other than Permitted Liens.

(s) Additional Bankruptcy Items.

(i) The Petition Date shall have occurred, and each Credit Party shall be a debtor and a debtor-in-possession. All “first day orders” entered by the Bankruptcy Court in the Chapter 11 Cases (including a cash management order) shall be satisfactory in form and substance to the Required Lenders.

(ii) No trustee or examiner with enlarged powers (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)) shall have been appointed with respect to the Credit Parties, any of their subsidiaries, or their respective properties.

(t) Violation of Law; Regulatory Matters. The making of the Term Loans shall not violate any requirement of law and shall not be temporarily, preliminarily or permanently enjoined. No part of the proceeds of any Loans will be used for any purpose that would violate the applicable requirements of Regulations U, T and X of the Board of Governors of the Federal Reserve System.

(u) [Reserved].

(v) Event of Default. No Default or Event of Default shall exist.

(w) Pledged Stock; Stock Powers; Pledged Notes. Subject to the Intercreditor Agreement, the Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged under the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized Responsible Officer of the pledgor thereof, other than the certificate and stock power for Hi-Crush Investments Inc. and the certificate and stock power for the 35% interest in Hi-Crush Canada Distribution Corp., which in each case shall be delivered within ten (10) Business Days of the Closing Date (or such later date as may be agreed by the Administrative Agent) and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

Section 3.2. Conditions Precedent to Delayed Draw Term Loan Borrowing . The obligation of each Lender to make any Delayed Draw Term Loan hereunder shall be subject to the satisfaction (or waiver in accordance with Section 9.3) of the following conditions:

(a) Representations and Warranties. Both immediately before, and after giving effect to, any Borrowing of Delayed Draw Term Loans, the representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, on and as of such DDTL Funding Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects or, with respect to representations and warranties qualified by materiality, in all respects, as of such earlier date

(b) Default or Event of Default. No Default of Event of Default shall exist both immediately before and after giving effect to the making of any Delayed Draw Term Loan.

(c) [Reserved].

(d) Delayed Draw Upfront Fees. The Lenders shall have received the Delayed Draw Upfront Fees required to be paid in connection with such DDTL Funding Date.

(e) Entry of Final Order. The Final Order shall have been entered, be in full force and effect and not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required Lenders.

(f) Violation of Law. The making of such Delayed Draw Term Loan shall not violate any requirement of law and shall not be temporarily, preliminarily or permanently enjoined.

Section 3.3. Determinations Under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1. Organization. Subject to any restrictions arising on account of any Credit Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Closing Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2. Authorization. Subject to any restrictions arising on account of any Credit Party’s status as a “debtor” under the Bankruptcy Code and the entry of the DIP Order, the execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby, (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority except, in the case of (d) and (f), to the extent such contravention or the failure to obtain authorization, approval or notice or take other action could not reasonably be expected to have a Material Adverse Change.

Section 4.3. Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document, upon entry of the applicable DIP Order, constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by the DIP Order and subject to any restrictions arising on account of any Credit Party’s status as a “debtor” under the Bankruptcy Code, and further subject to other applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4. Financial Condition.

(a) The Borrower has heretofore furnished to the Administrative Agent (i) the audited financial statements of the Borrower for the fiscal year ended December 31, 2019 and (ii) the unaudited balance sheet and statements of income, members’ equity and cash flows as of and for the fiscal quarters ended March 31, 2020.

(b) Each of the foregoing financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the entities for which such financial statements have been provided as of such date and for such period in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(c) Since the Petition Date, there has been no Material Adverse Change.

Section 4.5. Ownership and Liens; Real Property. Other than as a result of the Chapter 11 Cases and subject to any necessary order or authorization of the Bankruptcy Court, each Credit Party (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, in each case necessary for its business, and (b) none of the Property owned by the Borrower or a Subsidiary of the Borrower is subject to any Lien except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purpose and Permitted Liens. As of the Closing Date, the Borrower and its Subsidiaries own no real property other than that listed on Schedule 4.5 and all equipment (other than office equipment and equipment located on jobsites, in transit or off location for servicing, repairs or modifications) owned by the Borrower and its Subsidiaries are located at the fee owned or leased real property listed on Schedule 4.5.

Section 4.6. True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to any Responsible Officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, budgets and pro forma financial information were furnished; it being understood that actual results may vary and such variances may be material.

Section 4.7. Litigation. Subject to any restrictions arising on account of any Credit Party’s status as a “debtor” under the Bankruptcy Code, except as otherwise provided in Schedule 4.7, and the Chapter 11 Cases, (a) there are no actions, suits, or proceedings pending or, to any Credit Party’s knowledge, threatened against the Borrower or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change or is not otherwise subject to the automatic stay as a result of the Chapter 11 Cases; provided that this Section 4.7 does not apply with respect to environmental claims.

Section 4.8. [Reserved].

Section 4.9. Pension Plans. Except to the extent excused by the Bankruptcy Code or as a result of the filing of the Chapter 11 Cases, (a) except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(h), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) there has been no failure to satisfy the “minimum funding standards”, whether or not waived, under Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Credit Parties, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(i), and (g) except for matters that could not reasonably be expected to result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10. Environmental Condition.

(a) Permits, Etc. Each Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii) has at all times since the date six months prior to the Closing Date been and is currently in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as disclosed on Schedule 4.10. to such Credit Parties’ knowledge, none of the present or previously owned or operated Property of any such Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, the Superfund Enterprise Management System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing and except as disclosed on Schedule 4.10, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Credit Parties’ knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not reasonably be expected to result in a Material Adverse Change.

Section 4.11. Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11.

Section 4.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13. Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower and each Subsidiary (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes and other impositions due and payable, in each case, which are material in amount, except to the extent such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. Except to the extent such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14. Permits. Licenses. etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15. Use of Proceeds. The proceeds of the Loans will be used by the Borrower for the purposes described in Section 5.20 and in accordance with the Budget. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X. Following the application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.2 or Section 6.8 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt will be “margin stock”.

Section 4.16. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each Subsidiary, are in good working order and condition, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted. Neither the business nor the material Properties of the Borrower or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.17. Insurance. Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18. [Reserved].

Section 4.19. Sanctions; Anti-Terrorism; Patriot Act; Anti-Corruption Laws.

(a) Neither the Borrower nor any Subsidiary of the Borrower is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(c) The operations of the Borrower and each of its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Borrower and each of its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Borrower, threatened, which could reasonably be expected to result in a Material Adverse Change.

(d) The Borrower and each of its Subsidiaries is in compliance with all Anti-Corruption Laws.

Section 4.20. [Reserved].

Section 4.21. EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation (other than contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party agrees to comply with the following covenants.

Section 5.1. Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, (a) preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and (b) qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2. Reporting.

(a) Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 150 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception as to the scope of such audit, and such statements to be certified by the chief executive officer or a financial officer of the Borrower, to the effect that (i) such statements fairly, in all material respects, present the financial condition, results of operations, shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP and (ii) there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long-term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP;

(b) Quarterly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended June 30, 2020, (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or a financial officer of the Borrower as (A) fairly presenting, in all material respects, the financial condition, results of operations, stockholders’ or shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (B) showing that there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP, and (ii) a copy of the management discussion and analysis with respect to such financial statements;

(c) Monthly Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 30 days after the end of each calendar month, commencing with the calendar month ended June 30, 2020 (i) consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such calendar month and for the portion of the Borrower’s fiscal year then ended, such consolidated statements to be certified by the chief executive officer or financial officer of the Borrower as (A) fairly presenting, in all material respects, the financial condition, results of operations, stockholders’ or shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and (B) showing that there were no material contingent obligations, material unaccrued liabilities for taxes, material unusual forward or long term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries, except as disclosed therein or as otherwise disclosed in writing to the Administrative Agent and adequate reserves for such items have been made in accordance with GAAP and (ii) an operational report including, in each case, for the preceding calendar month (A) the volume of sand sold, (B) the revenue and tonnage of sand contracts sold, (C) the revenue and tonnage of sand spot sales, (D) the amount of sand produced and delivered, (E) the percentage of sold volume that was sold to exploration and production companies, (F) the percentage of sold volume that was sold FOB, (G) the percentage of sold volume sold in-basin and (H) the percentage of sold volume that was sold at the wellsite;

(d) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a), (b), and (c) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer or financial officer of the Borrower;

(i) certifying, in the case of the financial statements delivered under Section 5.2(a) 5.2(b) or 5.2(c), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(iii) certifying that the Borrower has been in compliance with Section 6.16 and Section 6.20 as required therein since the last date on which a Compliance Certificate was delivered; and

(iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Sections 5.2(a), 5.2(b) or 5.2(c) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(e) Variance and Liquidity Reports. Beginning with the second Friday following the Closing Date and on each Friday thereafter, the Borrower shall provide to the Administrative Agent a Variance and Liquidity Report.

(f) 13-Week Projections. Beginning on the Closing Date, and on each four week anniversary thereafter, the Borrower shall provide to the Administrative Agent a 13-week cash flow forecast in form and substance satisfactory to the Required Lenders (the “13-Week Forecast”), which 13-Week Forecast and any amendments thereto shall reflect, for the periods covered thereby, projected weekly disbursements, cash receipts, and ending cash for each week covered by the 13-Week Forecast.

(g) Annual Budget; Projections. As soon as available and in any event within 60 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent (i) an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis and (ii) a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Required Lenders;

(h) Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five (5) Business Days after the occurrence thereof, a notice of each Default known to the Responsible Officer of the Borrower or to any of its Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(i) Other Creditors. The Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of the DIP ABL Facility, or any other indenture, loan agreement, credit agreement, royalty agreement or similar agreement;

(j) Litigation. The Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, in each case, arising post-petition or not otherwise previously addressed pursuant to Section 4.7 hereof, affecting the Borrower or any of its Subsidiaries or any of their respective assets that has a claim for damages in excess of $1,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Subsidiaries in excess of $1,000,000, in each case, other than the Chapter 11 Cases;

(k) Environmental Notices. (i) Promptly upon, and in any event no later than thirty (30) days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (A) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $1,000,000, (B) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $1,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $1,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (C) concerning the filing of a Lien securing liabilities in excess of $1,000,000 described in clause (A) or (B) above upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located and (ii) promptly upon the reasonable request of the Administrative Agent, the Credit Parties shall provide all existing environmental reports (including all available Phase I Environmental Site Assessment reports and Phase II Environmental Site Assessment reports) and any such other report, audit or certification in the possession of the Credit Parties;;

(l) Material Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any event, development of circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(m) Termination Events. As soon as possible and in any event (i) within thirty (30) days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten (10) days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any member of the Controlled Group proposes to take with respect thereto;

(n) Termination of Plans. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(o) Other ERISA Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(p) Other Governmental Notices. Promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any Subsidiary, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority (other than the Chapter 11 Cases);

(q) Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000, in each case, other than the Chapter 11 Cases;

(r) Management Letters; Other Accounting Reports. Promptly upon receipt thereof, the Credit Parties shall provide to the Administrative Agent a copy of any final management letter submitted to the Borrower or any Subsidiary by its independent accountants, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter;

(s) Material Contracts. Promptly upon receipt thereof, the applicable Credit Party shall provide to the Administrative Agent a copy of any amendment of or notice of default under any Material Contract to which it is a party;

(t) Securities Law Filings and other Public Information. The Borrower shall provide to the Administrative Agent promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the equityholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(u) [Reserved].

(v) [Reserved].

(w) After-Acquired Property. If, subsequent to the Closing Date, a Credit Party shall acquire any intellectual property, securities, instruments, chattel paper or other personal property required to be delivered to the Administrative Agent as Collateral hereunder or any of the Security Documents, the Borrower shall promptly (and in any event within ten (10) Business Days after any Responsible Officer of any Credit Party acquires knowledge of the same) notify the Administrative Agent of the same. Each of the Credit Parties shall adhere to the covenants regarding the location of personal property as set forth in the Security Documents; and

(x) Motions. To the extent reasonably practicable at least two (2) days prior to filing (or such shorter period as the Administrative Agent may agree), the Borrower shall use commercially reasonable efforts to provide the Lender Advisors copies of all material pleadings and motions (other than “first day” motions and proposed orders, and other than emergency pleadings or motions where, despite such Borrower’s commercially reasonable efforts, such two (2) day notice is not possible) to be filed by or on behalf of the Borrower or any of the other Credit Parties with the Bankruptcy Court in the Chapter 11 Cases, or to be distributed by or on behalf of the Borrower or any of the other Credit Parties to any official committee appointed in the Chapter 11 Cases, which such pleadings shall include the Administrative Agent as a notice party.

(y) [Reserved].

(z) Information Provided Under DIP ABL Documents: The Credit Parties shall provide to the Administrative Agent copies of all certificates, reports, notices and other information provided to the DIP ABL Agent or the DIP ABL Lenders pursuant to the DIP ABL Documents.

(aa) Other Information. Subject to the confidentiality provisions of Section 9.8, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request including, but not limited to, a list of customers of the Credit Parties.

The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower and its Subsidiaries hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws; (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (D) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Documents required to be delivered pursuant to Section 5.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet and (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by electronic mail) of the posting of any such documents.

The Administrative Agent shall have no responsibility or liability for the filing, timeliness or content of any report required under this Section 5.2 or any other reports, information and documents required under this Agreement.

Section 5.3. Insurance.

(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and reasonably acceptable to the Required Lenders and with reputable insurers reasonably acceptable to the Required Lenders.

(b) If requested by the Administrative Agent, copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage.

(c) If at any time the area in which any real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Notwithstanding Section 2.4(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, subject to the DIP Order and the Intercreditor Agreement, unless waived by the Administrative Agent in writing in its sole discretion (at the direction of the Required Lenders), all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.5 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e) In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall, subject to the Intercreditor Agreement, hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4. Compliance with Laws.Other than violations arising as a result of the Chapter 11 Cases and except as otherwise excused by the Bankruptcy Court, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws, Sanctions, Anti-Corruption Laws, and the Patriot Act) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party’s Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change; provided that this Section 5.4 shall not prevent any Credit Party from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established in compliance with GAAP.

Section 5.5. Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all taxes, assessments, and other charges and claims related thereto, in each case, which are material in amount, imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6. [Reserved].

Section 5.7. Security. Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations. Each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, grant to the Administrative Agent a Lien in any Collateral of such Credit Party or such Domestic Subsidiary now owned or hereafter acquired promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property.

Section 5.8. [Reserved].

Section 5.9. Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition in accordance with GAAP in all material respects. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof; provided that, unless an Event of Default shall have occurred and be continuing, (a) only the Administrative Agent on behalf of the Lenders may exercise inspection, examination or audit rights under this Section 5.9 and (b) the Borrower shall bear the cost of only two (2) such inspections per fiscal year.

Section 5.10. Maintenance of Property. Except where compliance is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, each Credit Party shall, and shall cause each of its Subsidiaries to, maintain their material owned, leased, or operated Property necessary in the operation of its business in good condition and repair, normal wear and tear and casualty and condemnation (excluding casualty and condemnation which could, individually or in the aggregate, reasonably be expected to cause a Material Adverse Change) excepted, and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change; provided, however, that no Credit Party shall be required to maintain any property if the preservation thereof is no longer desirable in the conduct of the business of such Credit Party and the loss thereof is not adverse in any material respect to such Credit Party or the Lenders.

Section 5.11. Royalty Agreements. Except where such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court, the Borrower shall, and shall cause each of its Subsidiaries to, timely pay all amounts owing pursuant to any royalty agreement to which the Borrower or any of its Subsidiaries is a party except where the failure to do so (a) does not materially impair the ability of the Borrower and its Subsidiaries to use the Property subject to any Lien created by such royalty agreement in its business and (b) could not reasonably be expected to result in a Material Adverse Change.

Section 5.12. [Reserved].

Section 5.13. [Reserved].

Section 5.14. Further Assurances. Subject to the Intercreditor Agreement, the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, fixture filings, notice, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 3.1, as applicable) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Credit Documents and in order to grant, preserve, protect and perfect the validity of the security interests created or intended to be created by the Security Documents in the Collateral, all in form and substance reasonably satisfactory to the Required Lenders and all at the expense of the Credit Parties.

Section 5.15. Compliance with Anti-Corruption Laws and Sanctions. Each Credit Party will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party, their Subsidiaries, and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.

Section 5.16. Accuracy of Information. The Credit Parties will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any other Credit Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.16; provided that, with respect to projected financial information, the Credit Parties will only ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.17. Casualty and Condemnations. The Borrower will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Credit Documents.

Section 5.18. Payment of Obligations. Each Credit Party will, and will cause each Subsidiary to, pay or discharge all Debt and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court or (b)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Credit Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Change; provided, however, that each Credit Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions, except where such payment is excluded by, or is otherwise prohibited by the provisions of the Bankruptcy Code or order of the Bankruptcy Court.

Section 5.19. Beneficial Ownership Certificate. If at any time any information contained in the most recent Beneficial Ownership Certification delivered hereunder becomes untrue, inaccurate, incorrect or incomplete, the Borrower will promptly provide an updated Beneficial Ownership Certification to the Administrative Agent correcting such information.

Section 5.20. Use of Proceeds. The proceeds of the Loans shall be used to, among other things, (a) pay fees, interest, payments and expenses associated with the DIP Facilities; (b) if necessary, cash collateralize Existing Letters of Credit in an amount not to exceed $25,000,000; (c) provide for the ongoing working capital and capital expenditure needs of the Credit Parties during the pendency of the Chapter 11 Cases; (d) fund the Carve-Out; and (e) fund the costs of the administration of the Chapter 11 Cases and the consummation of the restructuring, in each case, subject to the Budget; provided, that none of the foregoing shall limit the payment of Professional Fees that benefit from the Carve-Out, as and when such Professional Fees are allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise). Notwithstanding anything to the contrary, no portion of the Loans or the Collateral shall be used (i) to challenge the validity, perfection, priority, extent or enforceability of the obligations under the DIP Term Loan Facility, (ii) to investigate or assert any other claims or causes of action against the Administrative Agent, or any Lender with respect to any holder of any such obligations, except as agreed by the Required Lenders and provided in the DIP Order or (iii) for any act which has the effect of materially or adversely modifying or compromising the rights and remedies of the Administrative Agent or the Lenders or any such party with respect to the DIP Term Loan Facility.

Section 5.21. Post Closing. The Credit Parties shall take all necessary actions to satisfy the following items as soon as practicable after the Closing Date and in any event within 30 days thereof (or such longer period as the Administrative Agent (at the direction of the Required Lenders) may agree):

(a) The Credit Parties shall deliver to the Administrative Agent certificates of insurance naming the Administrative Agent as lender’s loss payee with respect to property insurance, and additional insured with respect to liability insurance, and covering the Borrower’s or its Subsidiaries’ Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Required Lenders;

(b) The Credit Parties shall deliver to the Administrative Agent evidence of insurance coverage (and all documentation related thereto) in form, scope and substance reasonably satisfactory to the Required Lenders and otherwise in compliance with the terms of Sections 4.17 and 5.3; and

(c) The Credit Parties shall cause (i) all policies of property insurance with respect to the Collateral either to have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or to name the Administrative Agent as lender’s loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Required Lenders, (ii) all policies of liability insurance with respect to the Credit Parties to name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured and to provide for a waiver of subrogation in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, and (iii) all such policies to contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least thirty (30) days’ (or ten (10) days’ in the case of non-payment) prior written notice to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation (other than contingent indemnification obligations which are not due and payable and which by their terms survive the termination or expiration of this Agreement and the other Credit Documents) shall remain unpaid or any Lender shall have any Commitment hereunder, each Credit Party agrees to comply with the following covenants.

Section 6.1. Debt. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) unsecured intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party;

(c) Debt in the form of accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(d) purchase money indebtedness or Capital Leases incurred prior to the Petition Date and any Debt issued to refinance, refund, extend, renew or replace such Debt (“Refinancing Indebtedness”) so long as the principal amount of such Refinancing Indebtedness is not greater than the outstanding principal amount of such existing Debt plus the amount of any premiums or penalties and accrued and unpaid interest thereof and reasonable fees and expenses in connection therewith;

(e) Hedging Arrangements permitted under Section 6.15;

(f) Debt arising from the endorsement of instruments for collection in the ordinary course of business;

(g) the Senior Notes;

(h) Debt in respect of the DIP ABL Facility;

(i) Debt under performance, stay, appeal and surety bonds or with respect to workers’ compensation or other like employee benefit claims, in each case incurred in the ordinary course of business;

(j) guarantees of Debt of any Credit Party permitted under this Section 6.1;

(k) Debt arising from royalty agreements on customary terms entered into by the Borrower and its Subsidiaries in the ordinary course of business in connection with the purchase of Sand Reserves;

(l) Debt in respect of (i) Banking Services Obligations and (ii) Hedging Arrangements that are Secured Obligations (as defined in the DIP ABL Credit Agreement) under the DIP ABL Credit Agreement; and

(m) Debt existing on the Petition Date and set forth on Schedule 6.1.

Section 6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Secured Obligations;

(b) Liens securing obligations under the DIP ABL Facility;

(c) Liens imposed by law, such as landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which if overdue for a period of more than 30 days are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(d) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(e) Liens for Taxes, assessment, or other governmental charges which are not yet delinquent and payable or, if overdue, which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(f) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds and products thereof (including insurance proceeds) and accessions thereto, and the amount secured thereby is not increased;

(g) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash, deposit accounts or securities pledged or encumbered to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment and attachment Liens not giving rise to an Event of Default;

(k) Liens in favor a banking institution arising by operation of law encumbering deposits in accounts held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(l) Any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into in the ordinary course of business and covering only the asset so leased or licensed;

(m) Defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(n) Liens on advance of cash or earnest money deposits in favor of the seller of any property to be acquired in connection with Capital Expenditures permitted hereunder, which advances shall be applied against the purchase price for such permitted Capital Expenditures;

(o) Liens in respect of (i) Banking Services Obligations and (ii) Hedging Arrangements that are Secured Obligations (as defined in the DIP ABL Credit Agreement) under the DIP ABL Credit Agreement; and

(p) Liens on Property of the Borrower or its Subsidiaries existing on the Petition Date and set forth in Schedule 6.2 and refinancing, extensions, renewals and replacements thereof permitted hereunder; provided that such Liens shall secure only those obligations which they secure on the date hereof and such Liens shall not be extended to cover any additional Property not subject thereto on the Petition Date.

Section 6.3. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment (each, an “Investment”) in any other Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the Petition Date, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) Investments by a Credit Party in or to any other Credit Party;

(e) [Reserved];

(f) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, arising in the ordinary course of business;

(g) guarantees of obligations (not in respect of Debt) of the Credit Parties incurred in the ordinary course of business;

(h) Investments consisting of Debt or Acquisitions permitted by Article 6; and

(i) Investments existing on the Petition Date in wholly-owned Subsidiaries and as otherwise set forth on Schedule 6.3.

Section 6.4. Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition.

Section 6.5. Agreements Restricting Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (a) this Agreement, or the other Credit Documents, (b) the DIP ABL Facility, (c) agreements governing Debt permitted by Sections 6.1(d) to the extent such restrictions govern only the Property (and all proceeds and products thereof and accessions thereto) financed pursuant to such Debt, (d) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority, (e) any prohibition or limitation that restricts subletting or assignment of leasehold interests contained in any lease governing a leasehold interest of Borrower or its Subsidiaries and customary provisions in other contracts restricting assignment thereof, (f) agreements in connection with a sale of assets permitted by Section 6.8, and (g) any prohibition or limitation that exists in any contract to which a Credit Party is a party on the date hereof so long as (i) such prohibition or limitation is generally applicable and does not specifically prohibit any of the Debt or the Liens granted under the Credit Documents, and (ii) the noncompliance of such prohibition or limitation would not reasonably be expected to be adverse to the Administrative Agent or the Lenders) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property (including (A) any fee owned real property of any Credit Party and (B) any Certificated Equipment of any Credit Party), whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, which consent or notice has not been obtained or given on a permanent and irrevocable basis such that no further consent of or notice to such other Person is required to be given in connection with any such Lien or Restricted Payment.

Section 6.6. Use of Proceeds.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to use the proceeds of the Loans for any purposes other than the purposes set forth in Section 5.20 and in accordance with the Budget. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Loans for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

(b) The Borrower will not request any Loans, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (ii) for the purposes of funding, financing or facilitation of any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or the United Kingdom or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No Credit Party will use the proceeds of any Loan in any way that will violate any Anti-Corruption Laws or Sanctions.

Section 6.7. Corporate Actions; Accounting Changes.

(a) No Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person.

(b) No Credit Party shall, nor shall it permit any of its Subsidiaries to (i) change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the Petition Date, (iii) amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents in a manner that could reasonably be expected to be materially adverse to the interests of the Administrative Agent and the Lenders, or (iv) change the method of accounting employed in the preparation of the Initial Financial Statements except in accordance with GAAP or change the fiscal year end of the Borrower unless, in each case, approved in writing by the Required Lenders.

Section 6.8. Sale of Assets. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer or dispose of (in one transaction or in a series of related transactions and whether effected pursuant to a division or otherwise) any of its assets except that (a) any Credit Party may sell Inventory in the ordinary course of business; (b) any Credit Party may sell, convey, dispose or otherwise transfer any of its assets to any other Credit Party; (c) any Credit Party may make dispositions of obsolete or worn out Property in the ordinary course of business, and dispositions of Property no longer useful or used by the Borrower and its Subsidiaries in the conduct of its business; (d) any Credit Party may make dispositions of equipment to the extent that such Property is exchanged for credit against the purchase price of similar replacement Property or the proceeds of which are reasonably promptly applied to the purchase price of such replacement Property; (e) any Credit Party may make dispositions of Liquid Investments; (f) any Credit Party may make dispositions of Accounts in connection with the collection or compromise thereof in the ordinary course of business; (g) any Credit Party may enter into leases, subleases, licenses or sublicenses or Property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; (h) any Credit Party may make transfers of property subject to Casualty Events, subject to the Borrower’s compliance with Section 2.4(c)(ii); and (i) to the extent constituting dispositions, any Credit Party may make dispositions permitted by Sections 6.3, 6.7 and 6.9.

Section 6.9. Restricted Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party that is a Subsidiary of the Borrower.

Section 6.10. Affiliate Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate except for reasonable and customary director, officer and employee compensation, including bonuses and severance (which compensation may be paid to affiliates of such directors, officers and employees at the direction of the applicable director, officer or employee), indemnification and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.11. Line of Business. No Credit Party shall, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the Petition Date, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12. Hazardous Materials. No Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, Release any Hazardous Substance or Hazardous Waste into the Environment and shall not permit any Credit Party’s or any Subsidiary’s Property to be subjected to any Release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13. Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (1) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any failure to satisfy the “minimum funding standards” under Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any multiemployer plan (as defined in Section 4001(a)(3) of ERISA); (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), or (ii) any other employee benefit plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14. Sale and Leaseback Transactions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15. Limitation on Hedging. No Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, or (ii) obligates the Borrower or any of its Subsidiaries to any margin call requirements or otherwise requires the Borrower or any of its Subsidiaries to put up money, assets or other security (other than unsecured letters of credit). Furthermore, no Credit Party shall, nor shall it permit any of its Subsidiaries be party to or otherwise enter into any Hedging Arrangement which relate to interest rates if such Hedging Arrangement relate to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above, the aggregate notional amount of all such Hedging Arrangements exceeds 100% of the outstanding principal balance of the Debt to be hedged by such Hedging Arrangements or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, such Hedging Arrangement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S & P or A2 by Moody’s, or the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

Section 6.16. Minimum Liquidity. The Credit Parties shall not permit weekly average Liquidity (measured as of the close of business on each Business Day of such week) to be less than $10,000,000 in any calendar week.

Section 6.17. [Reserved].

Section 6.18. Operating Leases. The Credit Parties and their Subsidiaries, taken as a whole, shall not at any time have obligations as lessee with respect to Operating Leases (including all lease payments with respect to all Operating Leases entered into by any Credit Party or Subsidiary but excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under Operating Leases) exceeding $25,000,000 during any fiscal year.

Section 6.19. Amendment of Material Contracts. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend, restate, supplement or otherwise modify any Material Contract and any agreement or documentation relating thereto, in each case in a manner materially adverse to the interests of the Administrative Agent or the Lenders, without the prior written consent of the Required Lenders; provided that, subject to the consent rights set forth in the RSA, the modification of prepetition Railcar Leases to reject and/or replace such Railcar Leases with Railcar Leases providing for, inter alia, reduced rates and fleet sizes shall not be a modification materially adverse to the interests of the Administrative Agent or the Lenders.

Section 6.20. Budget Variance. As of the Friday after the fourth full calendar week ending after the Petition Date and on each fourth Friday thereafter (each a “Testing Date” and each such period, commencing on the Petition Date or such immediately preceding Testing Date and ending on the relevant Testing Date, a “Testing Period”; provided that the initial Testing Period shall be deemed to include the full calendar week in which the Petition Date occurs), the Borrower shall not permit the aggregate actual cash expenses and disbursements other than Professional Fees made by the Borrower and its Subsidiaries during such Testing Period to be greater than 115% of the projected aggregate cash expenses and disbursements other than Professional Fees as set forth in the Budget for such Testing Period.

Section 6.21. Capital Expenditures. No Credit Party shall, nor shall it permit any of its Subsidiaries to, incur or commit to incur any Capital Expenditures other than Capital Expenditures set forth in the Budget.

Section 6.22. Key Employee Plans. No Credit Party shall (i) (a) enter into any key employee or executive incentive or retention plan, other than such plans in effect as of the Petition Date, or (b) amend or modify any existing key employee retention plan and incentive plan in a manner that increases benefits payable thereunder, unless such plan, amendment or modification, as applicable, is either consistent with the terms of the RSA or reasonably satisfactory to the Required Lenders; and (ii) other than (a) the payments of salary or wages and (b) the retention payments made by certain Credit Parties prior to the Closing Date, in each case to managers, officers, and management- or executive-level employees of any of the Credit Parties, make any grant or payment after the Closing Date (including pursuant to a key employee or executive incentive or retention plan or other similar agreement or arrangement) to any director, manager, officer, or management- or executive-level employee of any of the Credit Parties.

Section 6.23. Superpriority Claims. No Credit Party shall create or permit to exist any Superpriority Claim other than Superpriority Claims permitted by the DIP Order (including the Carve-Out).

Section 6.24. Repayment of DIP ABL Credit Agreement. No Credit Party shall use or permit the use of any Net Cash Proceeds from a Prepayment Event with respect to Term Loan Priority Collateral to repay obligations under the DIP ABL Facility.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1. Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party fails to pay any principal, interest or any other amount (including fees, reimbursements and indemnifications) when due under this Agreement or any other Credit Document;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party, the Canadian Subs or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party or the Canadian Subs of any of the covenants in Section 5.1(a), Section 5.2(d), Section 5.2(h), Section 5.3(a), Section 5.11, Section 5.15, Section 5.20 or Article 6 (other than Sections 6.11 or 6.12) of this Agreement or (ii) any breach by any Credit Party or the Canadian Subs of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of five (5) days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any Responsible Officer of the Borrower or any Subsidiary acquires actual knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Subsidiary);

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in Collateral with a fair value in excess of $500,000 in the aggregate purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document), except as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents;

(f) Cross-Default. (i) The Borrower, the Canadian Subs or any Guarantor shall fail to pay any principal of or premium or interest (A) under the DIP ABL Credit Agreement or (B) on its other Debt incurred after the Petition Date which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to (A) the DIP ABL Credit Agreement or (B) to its other Debt incurred after the Petition Date which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt hereunder), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; provided that for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Settlements; Adverse Judgment. The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the Petition Date in an aggregate amount, less (i) any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers have not denied liability and (ii) with respect to settlements, any portion of such settlement not required to be paid in cash during the term of this Agreement, greater than $1,000,000 and, in the case of final judgments, there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect (including as a result of the automatic stay under the Chapter 11 Cases);

(h) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expected to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $500,000;

(i) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $500,000;

(j) Credit Documents. (i) Any material provision of any Credit Document, except to the extent permitted by the terms thereof, shall for any reason cease to be valid and binding on the Borrower or a Guarantor or any of their respective Subsidiaries or any such Person shall so state in writing or (ii) the occurrence of any “default”, as defined in any Credit Document (other than this Agreement), or the breach of any of the terms or provisions of any Credit Document (other than this Agreement), which default or breach continues beyond any grace period therein provided;

(k) Material Contracts. The occurrence of any breach or nonperformance by any Person under a Material Contract or any early termination of any Material Contract, which breach, nonperformance or early termination could reasonably be expected to cause a Material Adverse Change; provided that, subject to the consent rights set forth in the RSA, the Credit Parties’ exercise of rights with respect to executory contracts pursuant to Section 365 of the Bankruptcy Code, including inter alia rejection or cure and assumption of Material Contracts, shall not, and shall not be expected to, cause a Material Adverse Change;

(l) Change in Control. The occurrence of a Change in Control; or

(m) Bankruptcy Related Events. The occurrence of any of the following:

(i) (A) The entry of an order dismissing the Chapter 11 Cases or converting the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (B) the entry of an order appointing a chapter 11 trustee in the Chapter 11 Cases, (C) the entry of an order in the Chapter 11 Case appointing an examiner having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and (D) the filing of any pleading by any Credit Party seeking, or otherwise consenting to, any of the matters set forth in clauses (A) through (C) above.

(ii) The Bankruptcy Court shall terminate or reduce the period pursuant to Section 1121 of the Bankruptcy Code during which the Credit Parties have the exclusive right to file a plan of reorganization and solicit acceptances thereof or such period shall otherwise expire.

(iii) The entry of the Final Order shall not have occurred on or before the Final Order Entry Deadline, or there shall be a breach by any Credit Party of any material provisions of the Interim Order (prior to entry of the Final Order) or the Final Order, or the Interim Order (prior to entry of the Final Order) or Final Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated or subject to stay pending appeal, in the case of any modification or amendment, without the prior written consent of the Required Lenders.

(iv) Other than the DIP Order in respect of the Carve-Out, the entry of an order in the Chapter 11 Cases charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders under which any person takes action against the Collateral or that becomes a final non-appealable order, or the commencement of other actions that is adverse to the Administrative Agent or the Lenders or their respective rights and remedies under the DIP Term Loan Facility in any of the Chapter 11 Cases or inconsistent with the Credit Documents.

(v) The entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) against any asset with a value in excess of $250,000.

(vi) The payment of any pre-Petition Date claims other than (i) in respect of accrued payroll and related expenses as of the Petition Date or (ii) as permitted by the RSA, the Interim Order, the Final Order, or pursuant to an order entered in the Chapter 11 Cases that is supported, or not objected to, by the Required Lenders.

(vii) Any lien securing or DIP Superpriority Claim in respect of the obligations under the DIP Term Loan Facility shall cease to be valid, perfected (if applicable) and enforceable in all respects or to have the priority granted under the Interim Order and the Final Order, as applicable.

(viii) The existence of any claims or charges (including any grant of adequate protection), or the entry of any order of the Bankruptcy Court authorizing any claims or charges (including any grant of adequate protection), other than in respect of the DIP Term Loan Facility and the Carve-Out or as otherwise permitted under the Credit Documents, entitled to superpriority administrative expense claim status in any Chapter 11 case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu or senior to the DIP Term Loan Facility (other than in respect of claims or charges to the ABL Priority Collateral in respect of the DIP ABL Documents), or there shall arise or be granted by the Bankruptcy Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out and the DIP ABL Documents) that is pari passu or senior to the DIP Superpriority Claims or (B) any Lien on the Collateral having a priority senior to or pari passu with the liens and security interests granted pursuant to the DIP Order and the Credit Documents, except as expressly provided herein or in the Interim Order or the Final Order, whichever is in effect.

(ix) The Credit Parties or any of their Subsidiaries, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders relating to the DIP Term Loan Facility or the Senior Notes.

(x) Failure to satisfy any of the Milestones in accordance with the terms relating to such Milestone.

(xi) After the entry thereof by the Bankruptcy Court, the Confirmation Order shall cease to be in full force and effect, or any Credit Party shall fail to satisfy in full all obligations under the DIP Term Loan Facility or the Senior Notes on or prior to the effective date of the Approved Plan or fail to comply in any material respect with the Confirmation Order or the Confirmation Order shall have been revoked, remanded, vacated, reversed, rescinded or modified or amended in any manner that (a) is adverse to the Secured Parties’ interests, rights or treatment or inconsistent with the Credit Documents, (b) alters the debt capital structure of the Credit Parties as set forth in the Approved Plan, (c) allows for the incurrence of indebtedness upon or in conjunction with the effective date of the Approved Plan not otherwise contemplated under the Approved Plan (without giving effect to any such modification or supplement) or (d) changes the priority or treatment of any indebtedness from that set forth in the Approved Plan (without giving effect to any such modification or supplement).

(xii) Except as otherwise consented to by the Required Lenders, any sale, conveyance, disposition or other transfer of all or a material portion of the Collateral pursuant to the Bankruptcy Code other than as permitted pursuant (x) the Interim Order or the Final Order, (y) the RSA or (z) the Credit Documents.

(xiii) [Reserved].

(xiv) The RSA is terminated or ceases to be in full force and effect.

(xv) The Backstop Agreement is terminated or ceases to be in full force and effect.

(xvi) The Credit Parties (A) file any motion or application, including in connection with a plan of reorganization, seeking authority to reject, assume, assume and assign, amend, supplement, or modify any Railcar Lease, or (B) amend, modify, supplement, extend, terminate, or otherwise enter into a modified arrangement with respect to any Railcar Lease, in each case, without the prior written consent of the Required Lenders.

(xvii) The Credit Parties, taken as a whole, cease to conduct substantially all of their business operations without the prior written consent of the Required Lenders.

(xviii) The Interim Order or the Final Order shall be vacated, reversed, or stayed in any respect, or modified or amended in any material respect, without the consent of the Required Lenders.

(xix) Any Credit Party fail to comply with the Interim Order or the Final Order in any material respect.

(xx) [Reserved].

(xxi) Any Credit Party shall commence, join in, assist or otherwise participate (or attempt to commence, join in, assist or otherwise participate) as an adverse party in any suit or other proceeding against the Administrative Agent or any of the Lenders to (A) contest the validity or enforceability of any Credit Document or (B) contest the validity or perfection of any Lien securing the Obligations.

(n) Change in CEO. At any time prior to the Effective Date (as defined in the RSA) Mr. Robert Rasmus shall cease to serve as Chief Executive Officer of the Borrower for any reason; provided, that an Event of Default shall not occur under this Section 7.1(n) if, within three (3) Business Days of the date that Mr. Rasmus ceases to serve as Chief Executive Officer of the Borrower for any reason, the board of directors, managing member or other governing body of the Borrower and each of its Subsidiaries, as applicable, appoints Mr. Ryan Omohundro, of Alvarez & Marsal North America, LLC (or such other person reasonably acceptable to the Required Lenders), to the position of Chief Restructuring Officer (the “CRO”) of the Borrower and each of its Subsidiaries and bestows upon the CRO all duties and responsibilities customarily associated with such position, including, without limitation, the duties and responsibilities exercised by Mr. Rasmus as of the Closing Date.

Section 7.2. Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent (i) shall, at the request of the Required Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Loans shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall, at the request of the Required Lenders, by notice to the Borrower, declare the Term Notes, all accrued and unpaid interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Term Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b) [reserved], and

(c) the Administrative Agent shall, at the request of the Required Lenders, proceed to enforce its rights and remedies under the Security Documents, the Guaranty, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3. Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Term Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2, the Administrative Agent, each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender, or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Term Notes held by the Administrative Agent, such Lender, or such Affiliate, and the other Credit Documents, irrespective of whether or not the Administrative Agent, such Lender, or such Affiliate shall have made any demand under this Agreement, such Term Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of the Administrative Agent and each Lender under this Section 7.3 are in addition to any other rights and remedies (including, without limitation, other rights of set off) which the Administrative Agent or such Lender may have.

Section 7.4. Remedies Cumulative. No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.5. Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.4 and Section 2.11. During the existence of an Event of Default, subject to the applicable DIP Order and the Intercreditor Agreement, all payments and collections received by the Administrative Agent shall be applied to the Secured Obligations in accordance with Section 2.11 and otherwise in the following order:

FIRST, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

SECOND, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders in their respective capacities as such, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

THIRD, to the payment of all accrued and unpaid interest on the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

FOURTH, to the payment of any then due and owing principal of the Loans (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the principal amounts of the Secured Obligations owed to them on the date of any such distribution), and when applied to make distributions by the Administrative Agent to pay the principal amount of the outstanding Loans, pro rata to the Lenders; and

FIFTH, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder or for the satisfaction of any condition set forth in Section 3.1 or elsewhere; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct, as determined by a final non-appealable order of a court of competent jurisdiction. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

The Lead Arranger, in its capacity as such, shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Lead Arranger shall not have nor be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Lead Arranger as it makes with respect to the Administrative Agent in the preceding paragraph.

Section 8.2. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or electronic mail) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party or the Required Lenders), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Term Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action. Notwithstanding anything herein to the contrary or in any of the other Credit Documents, in each instance where the Credit Documents confer discretionary rights or powers upon the Administrative Agent which may be exercised or refrained from being exercised herein or in any of the Credit Documents, the Administrative Agent shall not be required to take any action in the absence of direction from the Required Lenders (accompanied by indemnity, if requested by the Administrative Agent), and shall have the absolute right, in its sole discretion, to consult with, or seek the affirmative or negative vote from, the Required Lenders or, if otherwise applicable, the Lenders, and it may do so pursuant to a negative notice or otherwise. In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, future changes in applicable law or regulation, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Administrative Agent shall use reasonable efforts consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 8.3. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4. Rights as Lender. With respect to its Commitments and the Loans made by it, CFS (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. CFS (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and CFS (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5. Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE LOANS THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE LOANS IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE AMOUNTS OF THE COMMITMENTS THEN HELD BY EACH OF THEM, OR, IF NO SUCH PRINCIPAL AMOUNTS ARE THEN OUTSTANDING AND NO COMMITMENTS ARE THEN EXISTING, RATABLY ACCORDING TO THE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION OR EXPIRATION THEREOF), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (IN ALL CASES. WHETHER OR NOT CAUSED BY OR ARISING. IN WHOLE OR IN PART. OUT OF THE COMPARATIVE. CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT). AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER. THE AGREEMENTS AND OBLIGATIONS OF THE LENDERS CONTAINED IN THIS SECTION 8.5 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, THE TERMINATION OF ALL COMMITMENTS, THE PAYMENT IN FULL OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT, OR THE EARLIER RESIGNATION OR REMOVAL OF THE ADMINISTRATIVE AGENT.

Section 8.6. Non-Reliance on Administrative Agent, Lead Arranger and Other Lenders.

(a) Each Lender agrees that it has, independently and without reliance on the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent or the Lead Arranger hereunder and for other information in the Administrative Agent’s or the Lead Arranger’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s or the Lead Arranger’s expenses in connection therewith, the Administrative Agent and the Lead Arranger shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or the Lead Arranger or any of their respective Affiliates.

(b) Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, the Lead Arranger or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

(c) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Credit Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender. Delivery of any reports, information and documents under Section 5.2, as well as any such reports, information and documents pursuant to this Agreement, to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on notices delivered pursuant this Agreement).

Section 8.7. Resignation of Administrative Agent . The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower (subject to consultation with the Borrower), appoint a successor Administrative Agent, which shall be a financial institution organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

Section 8.8. Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents, though the Administrative Agent shall have no obligation to take such actions. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (A) upon termination of this Agreement, termination of all Hedging Agreements with such Persons (other than Hedging Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), and the payment in full of all outstanding Loans and all other Secured Obligations payable under this Agreement and under any other Credit Document; (B) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (C) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (D) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

(d) The Administrative Agent shall have no obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.8 or in any of the Security Documents, it being understood and agreed by the Lenders that in respect of the Collateral, or any act, omission or event related thereto, the Administrative may act in any manner it may deem appropriate, in its sole discretion, given such Administrative Agent’s own interest in the Collateral as a Lender and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). Each party to this Agreement acknowledges and agrees that the Administrative Agent shall have no obligation to file financing statements, amendments to financing statements, or continuation statements, or to perfect or maintain the perfection of the Administrative Agent’s Lien on the Collateral, other than, in each case, as instructed by the Required Lenders or counsel to the Required Lenders, together with the form of such financing statement to be filed. In executing and delivering any Security Documents, the rights, privileges and immunities set forth in this Agreement shall be incorporated by reference, whether or not expressly set forth therein.

Section 8.9. Intercreditor Agreement. The Administrative Agent is authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. Each Lender hereby agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section 8.9 or in accordance with the terms of the Intercreditor Agreement. The foregoing provisions are intended as an inducement to the Secured Parties to extend credit to the Borrower and such Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

Section 8.10. [Reserved].

Section 8.11. Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties, on terms acceptable to the Required Lenders, all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party).

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Credit Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Credit Documents, or exercise any right that it might otherwise have under applicable Legal Requirement to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

Section 8.12. Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.

(a) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

(b) In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Security Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Credit Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

Section 8.13. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and (E) all of the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(d) The above representations in Section 8.13 (b)(ii) are intended to comply with the Department of Labor’s regulation 29 CFR §§ 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997), and if these regulations are revoked, repealed or no longer effective, SUCH representations shall be deemed to be no longer required or in effect.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Costs and Expenses. The Borrower agrees to pay promptly (and in any event within ten (10) days after written demand therefor (accompanied by detailed invoices)):

(a) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Term Notes, and the other Credit Documents (and any amendment or waiver with respect thereto) including, to the extent provided for in this Agreement, the reasonable fees and out-of-pocket expenses of one outside counsel for Administrative Agent and one local counsel for Administrative Agent;

(b) all reasonable and documented out-of-pocket costs and expenses of the Lenders, taken as a whole, in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Term Notes, and the other Credit Documents (and any amendment or waiver with respect thereto) including the reasonable fees and out of pocket expenses of one outside counsel for the Lenders, one local counsel for the Lenders and one financial advisor for the Lenders; and

(c) all documented out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Term Notes, and the other Credit Documents.

Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.1 shall survive the termination of this Agreement, the termination of all Commitments, the payment in full of the Loans and all other amounts payable under this Agreement, or the earlier resignation or removal of the Administrative Agent.

Section 9.2. Indemnification; Waiver of Damages.

(a) INDEMNIFICATION. EACH CREDIT PARTY HERETO AGREES TO, JOINTLY AND SEVERALLY, INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT AND EACH LENDER AND EACH RELATED PARTY OF EACH OF THE FOREGOING PERSONS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, PENALTIES, INCREMENTAL TAXES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, CHARGES AND DISBURSEMENTS OF COUNSEL TO ANY INDEMNITEE) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) (i) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE LOANS, (ii) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (iii) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCE ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL CLAIM RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE. CONTRIBUTORY OR SOLE NEGLIGENCE OF THE APPLICABLE INDEMNITEE, (iv) THE FAILURE OF A CREDIT PARTY TO DELIVER TO THE ADMINISTRATIVE AGENT THE REQUIRED RECEIPTS OR OTHER REQUIRED DOCUMENTARY EVIDENCE WITH RESPECT TO A PAYMENT MADE BY A CREDIT PARTY FOR TAXES PURSUANT TO SECTION 2.12, OR (v) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY OR THEIR RESPECTIVE EQUITY HOLDERS, AFFILIATES, CREDITORS OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNITEE OR ANY OTHER PERSON OR ANY INDEMNITEE IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. THE FOREGOING INDEMNITY AND HOLD HARMLESS PROVISIONS SHALL NOT APPLY TO ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES THAT IS INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNITEE DIRECTLY FOR, OR AS A DIRECT CONSEQUENCE OF, SUCH INDEMNITEE BEING A DEFAULTING LENDER UNDER CLAUSE (A) OR (B) OF THE DEFINITION OF “DEFAULTING LENDER”, WHETHER ASSERTED BY ANY CREDIT PARTY OR THE

ADMINISTRATIVE AGENT, NO CREDIT PARTY SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF EACH INDEMNITEE AFFECTED THEREBY (WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD), SETTLE ANY THREATENED OR PENDING CLAIM OR ACTION THAT WOULD GIVE RISE TO THE RIGHT OF ANY INDEMNITEE TO CLAIM INDEMNIFICATION HEREUNDER UNLESS SUCH SETTLEMENT (X) INCLUDES A FULL AND UNCONDITIONAL RELEASE OF ALL LIABILITIES ARISING OUT OF SUCH CLAIM OR ACTION AGAINST SUCH INDEMNITEE AND (Y) DOES NOT INCLUDE ANY STATEMENT AS TO OR AN ADMISSION OF FAULT, CULPABILITY OR FAILURE TO ACT BY OR ON BEHALF OF ANY INDEMNITEE. THIS SECTION 9.2(a) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

(b) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) Payments. All payments required to be made under this Section 9.2 shall be made within ten (10) days of demand therefor.

(d) Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, the payment in full of the Loans and all other amounts payable under this Agreement, or the earlier resignation or removal of the Administrative Agent.

Section 9.3. Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Term Notes, or any other Credit Document (other than the Fee Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the affected Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Sections 3.1 or 3.2, (ii) reduce any principal, interest, fees (including the Exit Fee and the Upfront Fees) or other amounts payable hereunder or under any other Credit Document (provided that the waiver of default interest shall only require the consent of the Required Lenders), (iii) postpone or extend any date fixed for any payment of any principal, interest, fees or other amounts payable hereunder, including, without limitation, the Scheduled Maturity Date (it being understood and agreed that a waiver of a mandatory prepayment shall only require the consent of the Required Lenders), (iv) amend Section 2.11(e), Section 7.5. this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, amend the definition of “Required Lenders”, or change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document, or (v) except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release any Guarantor from its obligation under any Guaranty or release all or substantially all of the Collateral;

(b) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent;

(c) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(d) [reserved];

(e) for the avoidance of doubt, amendments made pursuant to Section 2.16 may be made pursuant to agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.

(f) Notwithstanding anything to the contrary contained in the Credit Documents, the Administrative Agent and the Borrower, may amend, modify or supplement any Credit Document without the consent of any Lender in order to (i) correct, amend, cure or resolve any minor ambiguity, omission, defect, typographical error, inconsistency or other manifest error therein, (ii) add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders, (iii) make minor administrative or operational changes not adverse to any Lender or (iv) adhere to any local Legal Requirement or advice of local counsel. In connection with the foregoing, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer stating such amendment is permitted under the Credit Documents, upon which the Administrative Agent may conclusively rely.

Section 9.4. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5. Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents or the making of the Loans and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.9, 2.10, 2.12(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and permitted assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7. Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Term Notes, and its Commitments); provided. however, that (i) each such assignment shall be to an Eligible Assignee; (ii) each assignment of a Lender’s rights and obligations with respect to Loans and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Term Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment); and (iii) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Term Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee may be waived at the sole discretion of the Administrative Agent. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested, new Term Notes are issued to the assignor and the assignee. The assignee shall deliver to the Borrower and the Administrative Agent any applicable forms or certifications in accordance with Section 2.12(f).

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower for Tax purposes, shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Term Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitments or its Loans) provided. however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.9, 2.10 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)), but with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation, and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Term Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Term Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Term Notes, or extending its Commitment). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following Section 9.8.

Section 9.8. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder of under any other Credit Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein, (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein or (3) to market data collectors, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Borrower hereby authorizes CFS and its Affiliates, at their respective sole expense, but without any prior approval by the Borrower, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower notifies CFS in writing that such authorization is revoked.

Section 9.9. Notices. Etc.

(a) Except as provided in paragraph (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule 9.9, if to the Administrative Agent, at its credit contact specified under its name on Schedule 9.9, and if to any Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender pursuant to Article 2 shall not be effective until received notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effect as provided in said paragraph (b).

(b) Notices and other communications to the Administrative Agent and each Lender hereunder may be delivered or furnished by electronic communication (including e-mail or the Platform) pursuant to procedures approved by the Administrative Agent; provided that (i) such communication is followed promptly by an original delivered in accordance with paragraph (a) above and (ii) the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article 2 if such Person has notified the Borrower that it is incapable of receiving notices under such article by electronic communication. Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon sender’s receipt of an acknowledgment from the recipient (such as by the “Return Receipt Requested” function, as available, return e-mail or other written acknowledgment), and (B) notices or communications posted to the Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (1) of notification that such notice or communication is available and identifying the website address therefor.

Section 9.10. Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Term Notes (or if such Term Notes shall have been paid in full, refund said excess to the Borrower).

In the event that the maturity of the Term Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Term Notes (or, if the applicable Term Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Term Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section 9.10 shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11. Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Loans shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Loans if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Loans. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12. Governing Law; Service of Process. The Credit Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York and, to the extent applicable, the Bankruptcy Code. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.9. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.13. Submission to Jurisdiction. Each Credit Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court or, if the Bankruptcy Court does not have (or abstains from) jurisdiction, any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction. Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14. Execution in Counterparts; Electronic Execution. (a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement and (b) delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.9), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (i) agree that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.16. [Reserved].

Section 9.17. USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.18. No Fiduciary or Agency Relationship. The Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto. The Borrower further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. In addition, the Borrower acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Borrower, confidential information obtained from other companies.

Section 9.19. [Reserved].

Section 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(c) a reduction in full or in part or cancellation of any such liability;

(d) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(e) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.21. Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE TERMS OF THIS AGREEMENT OR ANY CREDIT DOCUMENT AND THE DIP ORDER, THE PROVISIONS OF THE DIP ORDER SHALL GOVERN.

THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.

IN EXECUTING THIS AGREEMENT, EACH CREDIT PARTY HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.

Section 9.22. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any applicable law.

Section 9.23. Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Credit Parties and their respective Affiliates.

Section 9.24. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 9.25. [Reserved].

[Remainder of this page intentionally left blank. Signature pages follow.]

BORROWER:

HI-CRUSH INC.

By:	/s/ J. Philip McCormick, Jr.
Name: J. Philip McCormick, Jr.
Title: Chief Financial Officer

[Signature Page to DIP Term Loan]

CANTOR FITZGERALD SECURITIES, as
Administrative Agent

By:	/s/ James Buccola
Name: James Buccola
Title: Head of Fixed Income

[Signature Page to DIP Term Loan]

BlueMountain Summit Opportunities Fund II (US) LP

By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ Rick Horne
Name: Rick Horne
Title: Deputy General Counsel, Tax

[Signature Page to DIP Term Loan]

BlueMountain Fursan Fund L.P.

By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ Rick Horne
Name: Rick Horne
Title: Deputy General Counsel, Tax

[Signature Page to DIP Term Loan]

BM HCR Holdings, LLC

By: BlueMountain Capital Management, LLC, its non-member manager

By:	/s/ Rick Horne
Name: Rick Horne
Title: Deputy General Counsel, Tax

[Signature Page to DIP Term Loan]

BlueMountain Foinaven Master Fund L.P.

By: BlueMountain Capital Management, LLC, its investment manager

By:	/s/ Rick Horne
Name: Rick Horne
Title: Deputy General Counsel, Tax

[Signature Page to DIP Term Loan]

CLEARLAKE CAPITAL PARTNERS V FINANCE, L.P.

By:	Clearlake Capital Partners V GP, L.P.
Its:	General Partner

By:	/s/ José E. Feliciano
Name: José E. Feliciano
Title: Co-President

By:	Clearlake Capital Partners, LLC
Its:	General Partner

By:	/s/ José E. Feliciano
Name: José E. Feliciano
Title: Managing Partner

[Signature Page to DIP Term Loan]

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director

[Signature Page to DIP Term Loan]

ABBOTT LABORATORIES ANNUITY RETIREMENT TRUST

By: PineBridge Investments LLC Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

ABBOTT – ABBVIE MULTIPLE EMPLOYER PENSION PLAN TRUST

By: PineBridge Investments LLC Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

DUNHAM HIGH YIELD BOND FUND

By: PineBridge Investments LLC Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

VALIC COMPANY II – STRATEGIC BOND FUND

By: PineBridge Investments LLC
Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

SUNAMERICA INCOME FUNDS – AIG STRATEGIC BOND FUND

By: PineBridge Investments LLC Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

SUNAMERICA SERIES TRUST – SA PINEBRIDGE HIGH-YIELD BOND PORTFOLIO

By: PineBridge Investments LLC Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

TRANSAMERICA UNCONSTRAINED BOND

By: PineBridge Investments LLC
Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

PUBLIC EMPLOYEES RETIREMENT ASSOCIATION OF NEW MEXICO

By: PineBridge Investments LLC
Its Investment Manager

/s/ Jeremy Burton
Name: Jeremy Burton
Title: Managing Director

[Signature Page to DIP Term Loan]

WHITEBOX CREDIT PARTNERS, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: Partner & CEO

[Signature Page to DIP Term Loan]

WHITEBOX RELATIVE VALUE PARTNERS, L.P.

By: Whitebox Advisors LLC its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate, Transactions & Litigation

[Signature Page to DIP Term Loan]

WHITEBOX GT FUND, LP

By: Whitebox Advisors LLC its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate, Transactions & Litigation

[Signature Page to DIP Term Loan]

WHITEBOX MULTI-STRATEGY PARTNERS, L.P.

By: Whitebox Advisors LLC its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate, Transactions & Litigation

[Signature Page to DIP Term Loan]

PANDORA SELECT PARTNERS, L.P.

By: Whitebox Advisors LLC its investment manager

By:	/s/ Luke Harris
Name: Luke Harris
Title: General Counsel – Corporate, Transactions & Litigation

[Signature Page to DIP Term Loan]